Filed pursuant to Rule 433
Registration Statement Nos. 333-202913 and 333-180300-03
February 3, 2017

Please find the summary of the indicative terms for our February offerings below. All terms, including but not limited to contingent coupon rate, upside participation rate, knock-in level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date. Additionally, dates listed below are expected dates, which are subject to change due to market conditions. The sales concessions listed may only represent a portion of the total underwriting discounts and fees for an offering. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse's ability to pay its obligations as they become due. Each of these summaries of the indicative terms for our February offerings is a general description of the terms of such offering. Please see the applicable offering document at the links provided below. Investing in the notes involves a number of risks. See "Selective Risk Considerations" herein and "Selected Risk Considerations" in the applicable offering documents.

FOR BROKER-DEALER USE ONLY.  NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

BROKERAGE OFFERINGS
Product Description	CUSIP	Trade Date	Offering Closes	Maturity Date	Sales Concession	Fact Sheet	Preliminary Pricing Supplement
INCOME/CASH FLOW ALTERNATIVES
1.25Y S&P 500® Index and Russell 2000® Index Contingent Coupon Autocallable Yield Notes, Quarterly Autocall, Non Call 6 months, 75% American Barrier, [6.50-8.50]% p.a. coupon paid monthly	22548QTD7	2/23/17	2/23/17 11AM EST	5/29/18	1.50%	U1914	U1914
1.25Y Russell 2000® Index and Euro Stoxx 50® Index Contingent Coupon Autocallable Yield Notes, Quarterly Autocall, Non Call 6 months, 70% American Barrier, [7.50-9.50]% p.a. coupon paid monthly	22548QTC9	2/23/17	2/22/17 4PM EST	5/29/18	1.50%	U1913	U1913
2Y S&P 500® Index and Russell 2000® Index Autocallable Securities semi-annual Autocall, 70% American Barrier, [8.50-10.50]% p.a. step coupon paid semi-annually, 10.00% contingent minimum return	22548QTV7	2/23/17	2/23/17 11AM EST	2/28/19	1.50%	T960	T960
3Y S&P 500® Index and Russell 2000® Index Contingent Coupon Callable Yield Notes, Non Call 6 months, semi-annually thereafter, 70% European Barrier [7.50-8.50]% p.a. contingent coupon paid semi-annually	22548QU29	2/17/17	2/17/17 11AM EST	2/27/20	1.25%	U1928	U1928
5Y S&P 500® Index and Russell 2000® Index Contingent Coupon Callable Yield Notes Non Call 1 year, quarterly thereafter, 60% European Barrier [6.25-7.25]% p.a. contingent coupon paid monthly	22548QTW5	2/23/17	2/23/17 11AM EST	2/28/22	2.00%	U1924	U1924
GROWTH ALTERNATIVES
2Y S&P 500® Index Buffered Accelerated Return Equity Securities 200% upside participation rate, [15.00-17.00]% maximum return, 10% buffer	22548QTE5	2/23/17	2/23/17 11AM EST	2/28/19	1.50%	K779	K779
3.5Y Russell 2000® Index Digital Buffered Notes 20% buffer, [17.50-20.50]% fixed payment percentage if the final level is equal to or greater than the initial level or less than the initial level by not more than the buffer amount	22548QTG0	2/23/17	2/23/17 11AM EST	8/27/20	2.25%	K780	K780
5Y S&P 500® Index and Russell 2000® Index Accelerated Barrier Notes 70% European Barrier, [170.00-180.00%] upside participation rate uncapped	22548QU86	2/23/17	2/23/17 11AM EST	2/28/22	3.00%	T967/A*	T967/A*
4Y S&P 500® Index and Russell 2000® Index Digital Plus Barrier Notes 70% European Barrier, the greater of [40.00-45.00]% fixed payment percentage and the underlying return of the lowest performing underlying at maturity	22548QU60	2/23/17	2/23/17 11AM EST	2/26/21	2.50%	T965	T965
5Y S&P 500® Index and Russell 2000® Index Absolute Return Digital Barrier Securities, 60% European Barrier, [40.00-45.00]% fixed payment percentage if the final level of the lowest performing underlying is equal to or greater than its initial level	22548QU78	2/23/17	2/23/17 11AM EST	2/28/22	3.00%	T966	T966
FEE BASED OFFERINGS
Product Description	CUSIP	Trade Date	Offering Closes	Maturity Date	Sales Concession	Fact Sheet	Preliminary Pricing Supplement
INCOME/CASH FLOW ALTERNATIVES
1.25Y S&P 500® Index and Russell 2000® Index Contingent Coupon Autocallable Yield Notes, Non Call 6 months, quarterly thereafter, 70% American Barrier [7.50-9.50]% p.a. contingent coupon paid monthly	22548QTM7	2/28/17	2/28/17 11AM EST	6/4/18	0.00%	U1919	U1919
1.25Y S&P 500® Index and Russell 2000® Index Contingent Coupon Autocallable Yield Notes, Non Call 6 months, quarterly thereafter, 60% American Barrier [5.00-7.00]% p.a. contingent coupon paid monthly	22548QTL9	2/28/17	2/28/17 11AM EST	6/4/18	0.00%	U1918	U1918

3Y S&P 500® Index and Russell 2000® Index Contingent Coupon Callable Yield Notes Non Call 6 months, quarterly thereafter, 70% European Barrier [8.50-10.50]% p.a. contingent coupon paid quarterly	22548QTJ4	2/28/17	2/28/17 11AM EST	3/3/20	0.00%	U1917	U1917
3Y S&P 500® Index and SPDR® S&P Biotech ETF Contingent Coupon Callable Yield Notes, 60% European Barrier, [10.00-12.00]% p.a. contingent coupon paid quarterly	22548QTH8	2/28/17	2/28/17 11AM EST	3/3/20	0.00%	U1916	U1916
GROWTH ALTERNATIVES
1.5Y S&P 500® Index Buffered Accelerated Return Equity Securities 200% upside participation rate, [12.00-14.00]% maximum return, 10% buffer	22548QTU9	2/28/17	2/28/17 11AM EST	8/31/18	0.00%	K782	K782
3Y S&P 500® Index Buffered Accelerated Return Equity Securities [102.50-107.50]% upside participation rate uncapped, 15% buffer	22548QTT2	2/28/17	2/28/17 11AM EST	3/4/20	0.00%	K781	K781
3Y S&P 500® Index and Russell 2000® Index Absolute Return Barrier Securities 70% European Barrier, [25.00-30.00]% fixed payment percentage if the final level of the lowest performing underlying is equal to or greater than its initial level	22548QTN5	2/28/17	2/28/17 11AM EST	3/4/20	0.00%	T957	T957
3Y S&P 500® Index and Russell 2000® Index Digital Plus Barrier Notes 70% European Barrier, the greater of [32.50-37.50]% fixed payment percentage and the underlying return of the lowest performing underlying at maturity	22548QTQ8	2/28/17	2/28/17 11AM EST	3/4/20	0.00%	T959	T959
5Y S&P 500® Index and Russell 2000® Index Accelerated Barrier Notes 70% European Barrier, [200.00-210.00%] upside participation rate uncapped	22548QU45	2/28/17	2/28/17 11AM EST	3/3/22	0.00%	T964	T964
5Y S&P 500® Index and Russell 2000® Index Absolute Return Digital Barrier Securities, 60% European Barrier, [50.00-55.00]% fixed payment percentage if the final level of the lowest performing underlying is equal to or greater than its initial level	22548QTP0	2/28/17	2/28/17 11AM EST	3/3/22	0.00%	T958	T958

* The actual coupon rate, participation rate, knock-in level, buffer amount, automatic redemption premium or fixed payment percentage, as applicable, to be determined on the Trade Date.

Selective Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings. The risk considerations set forth below are only intended as summaries of some of the risks relating to an investment in the securities. Prior to investing in the securities, you should, in particular, review the “Selected Risk Considerations” section in the relevant Preliminary Pricing Supplement and the “Risk Factors” section in the relevant Product Supplement, if applicable, which set forth risks related to an investment in the securities.

• You may receive less than the principal amount at maturity, and depending on the terms of your investment, your investment may result in a loss of up to 100% of the principal amount.

• The value of the securities and the payment of any amount due on the securities are subject to the credit risk of Credit Suisse.

• Depending on the terms of your investment, the securities may not provide for regular fixed interest payments.

• Depending on the terms of your investment, your investment may be subject to a cap, in which case, you may not benefit from the full appreciation of the underlying(s).

• If the securities are subject to a potential early redemption, your opportunity to be paid interest, if applicable, over the full term of the securities might be limited.

• If the payment on the securities is based on the performance of the lowest performing underlying, you will not benefit from the performance of any other underlying.

• Prior to maturity, costs such as concessions and hedging may affect the value of the securities.

• If the payment on the securities is based on the performance of the lowest performing underlying, the securities are exposed to the risk of fluctuations in the level of the underlyings to the same degree for each underlying.

• If the securities are linked to a reference share or a reference fund, anti-dilution protection is limited.

• Credit Suisse currently estimates that the value of the securities on the trade date will be less than the price you pay for the securities, reflecting the deduction of underwriting discounts and commissions and other costs of creating and marketing the securities.

• The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Many factors, most of which are beyond the control of the Issuer, will influence the value of the securities and the price at which the securities may be purchased or sold in the secondary market.

• We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the Issuer of the securities, hedging our obligations under the securities and determining the estimated value of the securities. The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any discretionary accounts without the prior written approval of the customer.

• The securities will be affected by a number of economic, financial, political, regulatory, and judicial factors that may either offset or magnify each other.

• As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions with respect to the equity securities comprising the underlyings.

Credit Suisse AG ("Credit Suisse") has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, with respect to the offerings to which this Structured Product Offering List relates. Before you invest, you should read the applicable Preliminary Pricing Supplement, the applicable Underlying Supplement, the applicable Product Supplement, the Prospectus Supplement and the Prospectus, to understand fully the terms of each offering of securities and other considerations that are important in making a decision about investing in any of the securities. If the terms described in the applicable Preliminary Pricing Supplement are inconsistent with those described herein, the terms described in the applicable Preliminary Pricing Supplement will prevail. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in the applicable offering will arrange to send you the applicable Preliminary Pricing Supplement, Underlying Supplement, Product Supplement, Prospectus Supplement and Prospectus if you request by calling toll-free 1-(877)-927-7335.

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